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Exhibit 10.11

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

        This First Amendment to Employment Agreement (this "Agreement") is entered into this 26th day of October 2005 between Key Energy Services, Inc., a Maryland corporation (the "Company") and Richard J. Alario (the "Executive"). Capitalized terms not otherwise defined herein shall have the meanings given them in the Employment Agreement dated June 10, 2004 between the Company and the Executive (the "Employment Agreement").

RECITALS

        WHEREAS, in order to ensure that its compensation practices are competitive with the compensation practices of its peer group of companies, the Board of Directors of the Company (the "Board") undertook a review of the compensation payable to each of its executive officers; and

        WHEREAS, in connection with such review, the Board determined that it is in the best interest of the Company to increase the severance payable to the Executive in the event of his termination of employment in connection with a Change in Control.

        NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the parties agree as follows:

1.
Section 5(d)(iii) of the Employment Agreement is hereby amended in its entirety to read as follows:

  "Change in Control.    If the Executive's employment is terminated in anticipation of, or within one (1) year following, a Change in Control and the Executive is entitled to severance compensation pursuant to Section 5(d)(i) or 5(d)(ii) hereof as a result of such termination, the severance compensation otherwise payable to the Executive (A) shall be increased to an amount equal to three (3) times the Base Salary then in effect plus an amount equal to three (3) times the Executive's annual target cash bonus as provided in Exhibit A to the Employment Agreement (100% of Base Salary) and (B) shall be payable in one lump sum on the effective date of such termination. In the event there is a Change in Control after the Executive's employment is terminated while the Executive is entitled to severance compensation pursuant to Section 5(d)(i) or 5(d)(ii) hereof, any severance compensation which remains unpaid as of the Change in Control shall be paid in one lump sum as of the Change in Control. In the event severance compensation becomes payable in a lump sum pursuant to this Section 5(d)(iii), and if the Executive's employment is or has been terminated for Disability, such lump sum shall be reduced by a good faith estimate of the aggregate amount of any disability insurance proceeds which will be actually paid to the Executive or for his benefit (but only those proceeds from disability insurance provided by the Company to the Executive pursuant to Section 4(a) hereof) during the remaining period over which such severance would otherwise have been paid."

2.
The effective date of this amendment to Employment Agreement shall be June 24, 2005.

3.
Except as set forth in this Agreement, all provisions, terms and conditions in the Employment Agreement remain unmodified and in full force and effect, and the Employment Agreement is hereby in all respects ratified and confirmed.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first written above.

KEY ENERGY SERVICES, INC.
By:	/s/ NEWTON W. WILSON, III Newton W. Wilson III Senior Vice President, General Counsel & Secretary
Executive:
/s/ RICHARD J. ALARIO Richard J. Alario

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FIRST AMENDMENT TO EMPLOYMENT AGREEMENT